                    TRANSFER AGENCY AND REGISTRAR AGREEMENT

  THIS AGREEMENT, dated as of __________, 2000 between the Munder @Vantage Fund (the "Fund"), a Delaware business trust having its offices at 480 Pierce Street, Birmingham, MI 48009, and PFPC Inc. (the "PFPC"), a Massachusetts corporation with principal offices at 400 Bellevue Parkway, Wilmington, Delaware 19809.

                                   WITNESSETH
                                   ----------

  WHEREAS, the Fund desires to appoint PFPC as its transfer agent, dividend disbursing agent and agent in connection with certain other activities and PFPC desires to accept such appointment;

  NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Fund and PFPC agree as follows:

  1. Definitions. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

      (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, Partnership Agreement, or similar organizational document as the case may be, of the Fund as the same may be amended from time to time.

      (b) "Authorized Person" shall be deemed to include any person, whether or not such person is an officer or employee of the Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in a certificate furnished to PFPC pursuant to Section 4(c) hereof as may be received by PFPC from time to time.

      (c) "Board of Directors" shall mean the Board of Directors, Board of Trustees or, if the Fund is a limited partnership, the General Partner(s) of the Fund, as the case may be.

      (d) "Commission" shall mean the Securities and Exchange Commission.

      (e) "Fund" shall mean the entity executing this Agreement.

      (f) "Custodian" refers to any custodian or subcustodian of securities and other property which the Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

      (g) "1940 Act" shall mean the Investment Company Act of 1940.

      (h) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by PFPC from a person reasonably believed by PFPC to be an Authorized Person.

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      (i) "Prospectus" shall mean the most recently dated Fund Prospectuses and Statements of Additional Information, including any supplements thereto if any, which have become effective under the Securities Act of 1933 and the 1940 Act.

      (j) "Shares" refers collectively to such shares of capital stock, beneficial interest or limited partnership interests, as the case may be, of the Fund as may be issued from time to time and, if the Fund is a closed-end or a series Fund, as such terms are used in the 1940 Act any other classes or series of stock, shares of beneficial interest or limited partnership interests that may be issued from time to time.

      (k) "Shareholder" shall mean a holder of shares of capital stock, beneficial interest or any other class or series, and also refers to partners of limited partnerships.

      (l) "Written Instructions" shall mean a written communication signed by a person reasonably believed by PFPC to be an Authorized Person and actually received by PFPC. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

  2. Appointment of PFPC. The Fund hereby appoints and constitutes PFPC as transfer agent, registrar and dividend disbursing agent for Shares of the Fund and as shareholder servicing agent for the Fund. PFPC accepts such appointments and agrees to perform the duties hereinafter set forth.

  3.  Compensation.

      (a) The Fund will compensate or cause PFPC to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule A and incorporated herein. PFPC will transmit an invoice to the Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule A, and the Fund will pay to PFPC the amount of such invoice within fifteen (15) days after the Fund's receipt of the invoice.

      (b) In addition, the Fund agrees to pay, and will be billed separately for, out-of-pocket expenses incurred by PFPC in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule B and incorporated herein. Schedule B may be modified by PFPC upon mutual consent of the parties hereto. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by PFPC in the performance of its obligations hereunder. Reimbursement by the Fund for expenses incurred by PFPC in any month shall be made as soon as practicable but no later than 15 days after the receipt of an itemized bill from PFPC.

      (c) Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule A, a revised fee schedule executed and dated by the parties hereto.

  4. Documents. In connection with the appointment of PFPC the Fund shall deliver or caused to be delivered to PFPC the following documents on or before the date this Agreement goes into effect, but in any case within a reasonable period of time for PFPC to prepare to perform its duties hereunder:

      (a) If applicable, specimens of the certificates for Shares of the Fund;

      (b) All account application forms and other documents relating to Shareholder accounts or to any plan, program or service offered by the Fund;

      (c) A signature card bearing the signatures of any officer of the Fund or other Authorized Person who will sign Written Instructions or is authorized to give Oral Instructions;

      (d) A certified copy of the Articles of Incorporation, as amended;

      (e) A certified copy of the By-laws of the Fund, as amended;

      (f) A copy of the resolution of the Board of Directors authorizing the execution and delivery of this Agreement;

      (g) A certified list of Shareholders of the Fund with the name, address and taxpayer identification number of each Shareholder, and the number of Shares of the Fund held by each, certificate numbers and denominations (if any certificates have been issued), lists of any accounts against which stop transfer orders have been placed, together with the reasons therefor, and the number of Shares redeemed by the Fund; and

      (h) An opinion of counsel for the Fund with respect to the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended.

  5. Further Documentation. The Fund will also furnish PFPC with copies of the following documents promptly after the same shall become available:

      (a) each resolution of the Board of Directors authorizing the issuance of Shares;

      (b) any registration statements filed on behalf of the Fund and all pre-effective and post-effective amendments thereto filed with the Commission;

      (c) a certified copy of each amendment to the Articles of Incorporation or the By-laws of the Fund;

      (d) certified copies of each resolution of the Board of Directors or other authorization designating Authorized Persons; and

      (e) such other documents or opinions as PFPC may reasonably request in connection with the performance of its duties hereunder.

  6. Representations of the Fund. The Fund represents to PFPC that all outstanding Shares are validly issued, fully paid and non-assessable. When Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

  7. Structure of the Fund. PFPC understands that the Fund is organized and structured as a close-end, interval fund pursuant to Rule 23c-3 under the 1940 Act, and that the Fund intends to make quarterly repurchase offers commencing prior to approximately six months from the date the Fund's registration statement is declared effective by the Commission, as described in the Fund's Prospectus.

  8. Distributions Payable in Shares. In the event that the Board of Directors of the Fund shall declare a distribution payable in Shares, the Fund shall deliver or cause to be delivered to PFPC written notice of such declaration signed on behalf of the Fund by an officer thereof, upon which PFPC shall be entitled to rely for all purposes, certifying (i) the identity of the Shares involved, (ii) the number of Shares involved, and (iii) that all appropriate action has been taken.

  9. Duties of the PFPC. PFPC shall be responsible for administering and/or performing those functions typically performed by a transfer agent; for acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, redemption or repurchase (including coordination with the Custodian) of Shares in accordance with the terms of the Prospectus, applicable law and this Agreement including without limitation, those duties specified in Schedule C attached hereto. In addition, the Fund shall deliver to PFPC all notices issued by the Fund with respect to the Shares in accordance with and pursuant to the Articles of Incorporation or By-laws of the Fund or as required by law and shall perform such other specific duties as are set forth in the Articles of Incorporation including the giving of notice of any special or annual meetings of shareholders and any other notices required thereby.

  10. Record Keeping and Other Information. PFPC shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule C in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the 1940 Act. All such records shall be the property of the Fund and shall be available during regular business hours for inspection, copying and use by the Fund. Where applicable, such records shall be maintained by PFPC for the periods and in the places required by Rule 31a-2 under the 1940 Act. Upon termination of this Agreement, PFPC shall deliver all such records to the Fund or such person as the Fund may designate.

       Upon reasonable notice by the Fund, PFPC shall make available during regular business hours such of its facilities and premises employed in connection with the performance of its duties under this Agreement for reasonable visitation by the Fund, or any person retained by the Fund as may be necessary for the Fund to evaluate the quality of the services performed by PFPC pursuant hereto.

  11. Other Duties. In addition to the duties set forth in Schedule C, PFPC shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and PFPC. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule A or B and the duties and functions shall be reflected in an amendment to Schedule C, both dated and signed by authorized persons of the parties hereto.

  12.  Reliance by PFPC; Instructions.

       (a) Provided the standard of care in Section 13 has been met, PFPC will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from the Fund pursuant to Section 4(c). Provided the standard of care in Section 13 has been met, PFPC will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of the Fund and the proper countersignature of PFPC.

       (b) At any time, PFPC may apply to any Authorized Person of the Fund for Written Instructions and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and provided the standard of care in Section 13 has been met, it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for PFPC. Written Instructions requested by PFPC will be provided by the Fund within a reasonable period of time. In addition, PFPC, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of the Fund only if said representative is an Authorized Person. The Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect PFPC's right to rely on Oral Instructions. PFPC shall have no duty or obligation to inquire into, nor shall PFPC be responsible for, the legality of any act done by it upon the request or direction of a person reasonably believed by PFPC to be an Authorized Person.

       (c) Notwithstanding any of the foregoing provisions of this Agreement, PFPC shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor;
(iii) the legality of the declaration of any dividend by the Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
(iv) the legality of any recapitalization or readjustment of the Shares.

  13. Acts of God, etc. PFPC will not be liable or responsible for delays or errors by acts of God or by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

       In the event of equipment failures beyond PFPC's control, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto. The foregoing obligation shall not extend to computer terminals located outside of premises maintained by PFPC. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.

  14. Duty of Care and Indemnification. PFPC shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within commercially reasonable limits to insure the accuracy and completeness of all services performed under this Agreement. The Fund will indemnify PFPC against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") arising directly or indirectly from any action or thing which PFPC takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Fund; (ii) upon Oral or Written Instructions; (iii) in reliance on any records or documents received from the Fund or any Agent of the Fund, including the prior transfer agent; (iv) under the terms of this Agreement; and (v) the offer or sale of Shares in violation of any requirement under Federal or State Securities Laws, provided that neither PFPC nor any of its nominees or sub-contractors shall be indemnified against any liability to the Fund or to its Shareholders (or any expenses incident to such liability) arising out of PFPC's or such nominee's or such sub-contractor's own willful misfeasance, bad faith or negligence or reckless disregard of its duties in connection with the performance of its duties and obligations specifically described in this Agreement.

       In any case in which the Fund may be asked to indemnify or hold PFPC harmless, the Fund shall be advised of all pertinent facts concerning the situation in question. PFPC will notify the Fund promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Fund although the failure to do so shall not prevent recovery by PFPC except and to the extent the Fund has been prejudiced thereby. The Fund shall have the option to defend PFPC against any Claim which may be the subject of this indemnification, and, in the event that the Fund so elects, such defense shall be conducted by counsel chosen by the Fund and reasonably satisfactory to PFPC, and thereupon the Fund shall take over complete defense of the Claim and PFPC shall sustain no further legal or other expenses in respect of such Claim. PFPC will not confess any Claim or make any compromise in any case in which the Fund will be asked to provide indemnification, except with the Fund's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

  15. Consequential Damages. In no event and under no circumstances shall either party under this Agreement be liable to the other party for consequential or indirect loss of profits, reputation or business or any other special damages under any provision of this Agreement or for any act or failure to act hereunder.

  16.  Term and Termination.

       (a) This Agreement shall be effective as of the dates first written above with respect to the Fund and shall continue until June 3, 2003 except as provided in subparagraph (b) of this Section and except that the Fund may terminate this Agreement if PFPC breaches its duty of care set forth in Section 13 and such breach is not cured within ninety (90) days after written notice of the breach has been received by PFPC from the Fund. After June 3, 2003, the Agreement shall automatically renew for successive annual terms each, unless the Fund or PFPC provides written notice to the other of its intent not to renew. Such notice must be received not less than one-hundred twenty (120) days and not more than one hundred eighty (180) days prior to the expiration of the then current Renewal Term.

       (b) PFPC represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any material change in its status as a registered transfer agent. Should PFPC fail to be registered with the appropriate Federal agency as a transfer agent at any time during this Agreement, the Fund may, on written notice to PFPC, immediately terminate this Agreement.

       (c) Upon termination of this Agreement and (unless this Agreement is terminated pursuant to subparagraph (b) of this Section 15, or unless PFPC has breached the standard of care in Section 13 and such breach is incurred on the date notice of termination is given) at the expense of the Fund, PFPC will deliver to such successor a certified list of Shareholders of the Fund (with names and addresses), and all other relevant books, records, correspondence and other Fund records or data in the possession of PFPC, and PFPC will cooperate with the Fund and any successor transfer agent or agents in the substitution process.

  17. Confidentiality. Both parties hereto agree that any non public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. PFPC agrees that it shall not use any non-public information for any purpose other than performance of its duties or obligations hereunder. The obligations of the parties under this Section shall survive the termination of this Agreement. The parties further agree that a breach of this Section would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision. Without limiting the foregoing, PFPC agrees on behalf of itself and its nominees, sub-contractors and employees to treat confidentially all records and other information relative to the Fund and its prior, present or potential Shareholders.

  18. Amendment. This Agreement may only be amended or modified by a written instrument executed by both parties.

  19. Subcontracting. On thirty (30) days prior written notice to the Fund, PFPC may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PNC Financial Services Group provided that (i) the delegate agrees with PFPC to comply with all relevant provisions of the 1940 Act; (ii) PFPC and such delegate shall promptly provide such information as the Fund may request, and respond to such question as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate;
(iii) the delegation of such duties shall not relieve PFPC of any of its duties hereunder.

  20.  Miscellaneous.

       (a) Notices. Any notice or other instrument authorized or required by this Agreement to be given in writing to the Fund or PFPC, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

  To the Fund:

       Munder @Vantage Fund
       480 Pierce Street
       Birmingham, MI 48009
       Attention:  President

with a copy to:  General Counsel (same address)

and to:  Jane A. Kanter, Dechert, 1775 I Street, N.W., Washington, DC 20006

  To PFPC:

       PFPC Inc.
       400 Bellevue Parkway
       Wilmington, Delaware 19809
       Attention:  President

with a copy to:  PFPC's General Counsel (same address)

       (b) Successors. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors.

       (c) Governing Law. This Agreement shall be governed exclusively by the laws of the State of Delaware, without reference to the choice of law provisions thereof.

       (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

       (e) Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

       (f) Use of PFPC's Name. The Fund shall not use the name of PFPC in any Prospectus, Statement of Additional Information, shareholders' report, sales literature or other material relating to the Fund in a manner not approved prior thereto in writing; provided, that PFPC need only receive notice of all reasonable uses of its name which merely refer in accurate terms to its appointment and services hereunder or which are required by any Government agency or applicable law or rule.

       (g) Use of Fund's Name. PFPC shall not use the name of the Fund or material relating to the Fund on any documents or forms for other than internal use in a manner not approved prior thereto in writing; provided, that the Fund need only receive notice of all reasonable uses of its name which merely refer in accurate terms to the appointment of PFPC or which are required by any government agency or applicable law or rule.

       (h) Independent Contractors. The parties agree that they are independent contractors and not partners or co-venturers.

       (i) Entire Agreement; Severability. This Agreement and the Schedules attached hereto constitute the entire agreement of the parties hereto relating to the matters covered hereby and supersede any previous agreements. If any provision is held to be illegal, unenforceable or invalid for any reason, the remaining provisions shall not be affected or impaired thereby.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                              Munder @Vantage Fund

                              By:  __________________________________

                              Title:  _______________________________


                              PFPC Inc.

                              By:  __________________________________

                              Title:  _______________________________

                                  Schedule A

                                   PFPC FEES
                                   ---------

1. RETAIL PER ACCOUNT FEES: The following fees apply with respect to all classes of the Fund that are opened during this Agreement.

     Per Account Fee:    $21.50 per open account per year for the first 750k
                         accounts
                         $19.35 per open account per year for the next 751k -
                         1,000,000 accounts
                         $17.42 per open account per year for the next 1,00,001 accounts and over $1.75 per closed account per year
                         (any account closed within a month is considered an open account until the following month)

     Other Fees:         IRA accounts will be charged $10.00 per global account
                         per annum

                         NSCC Transaction Charge is $.15 per financial transaction

2. SYSTEM ENHANCEMENTS: Fund defined system enhancements will be agreed upon by PFPC and the Fund and billed at a rate of $150.00 per hour. All programming rates are subject to an annual 5% increase after the one-year anniversary of the effective date of this Agreement

3.   LOST SHAREHOLDER SEARCH/ REPORTING:

          $2.75 per account search*
          *The per account search fee shall be waived until January 2001 so long as the Fund retains Keane Tracers, Inc. ("KTI") to provide the Fund with KTI's "In-Depth Research Program" services.

4.   PRINT MAIL PRICING

     A.   PRINT MAIL PRICING SCHEDULE FOR SPECIAL MAILINGS FOR MUNDER GROUP OF
          FUNDS

This pricing is based on appropriate notification (standard of 30 day notification) and scheduling for special mailings. Scheduling requirements include having collateral arrive at agreed upon times in advance of deadlines. Mailings which arise with shorter time frames and turns will be billed at a maximum premium of 50% based on turn around requirements.

Work Order:  $30.00 per Workorder

Technical Support/Data Processing:

          $135.00 to create an admark tape
          $10.00/K to zip + 4 data enhance with $125.00 minimum
          $80.00/hr for any data manipulation
          $6.00/K combo charge

ADMARK & MACHINE INSERT

#10, #11, 6x9
          $62/K to admark envelope and machine insert 1 piece, with $125.00 min $2.50/K for each additional insert
          $38/K to admark only with $75.00 minimum
          $25.00/K hand sort

9x12
          $100/K to admark envelope and machine insert 1 piece, with $125.00 min $5.00/K for each additional insert
          $38/K to admark only with $75.00 minimum
          $0.08 for each hand insert

ADMARK & HAND INSERT

#10, #11, 6x9
          $0.08 for each hand insert
          $25.00/K hand sort
9x12
          $0.09 for each hand insert
          $25.00/K hand sort

PRESSURE/SENSITIVE LABELS:

          $0.32 each to create, affix and hand insert 1 piece, with a $75.00 minimum
          $0.08 for each hand insert
          $0.10 to affix labels only
          $0.10 to create labels only

LEGAL DROP (SEMI/ANNUAL REPORTS; MAILING TEN PLUS PIECES)

          $150.00 / compliant legal drop per job and processing fees

CREATE MAILING LIST:

          $0.40 per entry with $75.00 minimum

PRESORT FEE:

          $0.035 per piece

     B.   STANDARD PRINT MAIL PRICING SCHEDULE FOR MUNDER GROUP OF FUNDS

DAILY WORK (CONFIRMS):

HAND:     $71/K with $50.00 minimum (includes 1 insert)
          $0.07/each additional insert

MACHINE:  $42/K with $50.00 minimum (includes 1 insert)
          $0.01/each additional insert

DAILY CHECKS:

HAND:     $91/K with $50.00 minimum daily (includes 1 insert)
          $0.08/each additional insert

MACHINE:  $52/K with $50.00 minimum (includes 1 insert)
          $0.01/each additional insert

     (There is a $3.00 charge for each 3606 Form sent)

QUARTERLY/MONTHLY STATEMENTS:

HAND:     $78/K with $50.00 minimum (includes 1 insert)
          $0.08/each additional insert
          $125/K for intelligent inserting

MACHINE:  $52/K with $50.00 minimum (includes 1 insert)
          $0.01 each additional insert
          $58/K for intelligent inserting

PERIODIC CHECKS (I.E. DIVIDEND, ACW):

HAND:     $91/K with $75.00 minimum (includes 1 insert)
          $0.08/each additional insert

MACHINE:  $52/K with $75.00 minimum (includes 1 insert)
          $0.01/each additional insert

12B1/DEALER COMMISSION CHECKS/STATEMENTS:

          $0.78/each envelope with $100.00 minimum

PRINTING CHARGES:  (price ranges dependent on volumes)

          $0.08/per confirm/statement/page
          $0.10/per check

FOLDING (MACHINE):  $18/K

FOLDING (HAND):     $.12 each

PRESORT CHARGE:     $0.035 per piece

COURIER CHARGE:     $15.00 for each on call courier trip/or actual cost for on demand

OVERNIGHT CHARGE:   $3.50 per package service charge plus Federal
                    Express/Airborne charge

INVENTORY STORAGE:  $20.00 for each inventory location as of the 15th of the month

INVENTORY RECEIPT:  $20.00 for each SKU / Shipment

HOURLY WORK; SPECIAL PROJECTS, OPENING ENVELOPES, ETC...  $24.00 per hour

SPECIAL PULLS       $2.50 per account pull

BOXES/ENVELOPES:    Shipping boxes       $0.85 each
                    Oversized Envelopes  $0.45 each

FORMS DEVELOPMENT/PROGRAMMING FEE:  $150.00/hour

SYSTEMS TESTING:    $85.00/hour

CUTTING CHARGES:    $10.00/K

6. Miscellaneous Charges. The Fund shall be charged for the following products and services as applicable:
     .  Ad hoc reports
     .  Ad hoc SQL time
     .  COLD Storage
     .  Digital Recording
     .  Microfiche/microfilm production
     .  Magnetic media tapes and freight
     . Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationary

FEE ADJUSTMENTS. PFPC may adjust the per account fees and the print mail fees once per calendar year, upon thirty (30) days prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in the Fund's monthly fees (or the Effective Date absent a prior such adjustment).

7.   DAZL FEES

     Set-up Fee: $5,000.00 (waived)

     $1,000.00 per month plus $0.25 per record transmitted ($0.15/price record)

8.   AUDIO VRU

     Ongoing monthly fees: Per call: $000.10
     Per minute in VRU: $000.29
     Monthly maintenance: $500.00*
     *The monthly maintenance fee includes: hardware and software upgrades and on call support
     Also, the voice recording will be billed out at $150.00 per hour

9.   IMPRESSNETR FEES

A.  IMPRESSNetR Retail.

    1.   Transaction Costs:
         .  Account Inquiry          $.10 per inquiry
         .  Financial Transactions   $.50 per transaction

    2.   Hardware Maintenance Fee Including Hardware and Software:
         $50,000 per annum* -
         . Does not include Fund hardware and software requirements. That is an out-of-pocket expense for the Fund
         .  Installation of hardware is billed as time and materials
         . Does not include third party hardware and software maintenance agreements
         .  Does not include hardware upgrades

     3.  Customized Development:     $150 per hour*

     4.  Call Center Services for Registration (one-time):  $2.50 per call
     5.  Network Fee (one-time):     $2,100*
     6.  PIN Registration and Lost PIN Replacement:         $1.50 per call

B.   IMPRESSNETR Brokerage.

     1.  One Time Set up Fee:        $30,000* - Fee Waived
                                     $ 1,000 per Portfolio

     2.  Annual Maintenance Fee:     $40,000*

     3.  Transaction Costs:
         .  Account Inquiry          $.05 per inquiry
         .  Financial Transactions   $.30 per transaction
         .  Statements               $.10 per statement
         .  New Account Set Up       $1.50 per account
            with settlement
         .  Backoffice               $0.05 per click

4.   Customized Development:  $150 per hour*

5.   PIN Registration and Lost PIN Replacement :  $2.50 per/PIN

     * Cumulative charge with respect to all Funds executing this Amendment and such other Funds advised by Munder Capital Management services by PFPC.

The above referenced fees do not include fees associated with third party software products or fees associated with other PFPC products which may be required to utilize future releases of IMPRESSNet(TM) .

PFPC will provide an invoice as soon as practicable after the end of each calendar month. The Fund agrees to pay to PFPC the amounts so billed by Federal Funds Wire within thirty (30) business days after the Fund's receipt of the invoice. In addition, with respect to all fees, PFPC may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest rate legally permitted on any past due invoiced amounts.

11. CBA

Set Up Fee: $38,400

Annual per account for all eligible accounts $0.30 per year
Programming Costs: $80.00 per hour

                                  Schedule B

                            OUT-OF-POCKET EXPENSES
                            ----------------------


1. Out of Pocket Expenses. The Fund shall reimburse PFPC monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

    .  Postage - direct pass through to the Fund
    . Telephone and telecommunication costs, including all lease, maintenance and line costs
    .  Proxy solicitations, mailings and tabulations
    .  Shipping, Certified and Overnight mail and insurance
    . Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines
    .  Duplicating services
    .  Banking Services
    . Distribution and Redemption Check Issuance ($0.07 per item for PAR System Clients)
    .  Courier services
    .  Federal Reserve charges for check clearance
    .  Overtime, as approved by the Fund
    .  Temporary staff, as approved by the Fund
    .  Travel and entertainment, as approved by the Fund
    . Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors
    .  Third party audit reviews
    .  Insurance

    The Fund agrees that postage and mailing expenses will be paid on the day of or prior to mailing as agreed with PFPC. In addition, the Fund will promptly reimburse PFPC for any other unscheduled expenses incurred by PFPC whenever the Fund and PFPC mutually agree that such expenses are not otherwise properly borne by PFPC as part of its duties and obligations under the Agreement.

                                  Schedule C

                         DUTIES OF THE TRANSFER AGENT
                         ----------------------------

  1. Shareholder Information. PFPC or its agent shall maintain a record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form; historical information regarding the account of each Shareholder, including dividends and distributions paid and the date and price for all transactions on a Shareholder's account; any stop or restraining order placed against Shareholder's account; any correspondence relating to the current maintenance of a Shareholder's account; information with respect to withholdings; and, any information required in order for PFPC to perform any calculations contemplated or required by its Agreement with the Fund. PFPC shall keep a record of all redemption checks and dividend checks returned by postal authorities, and shall maintain such records as are required for the Fund to comply with the escheat laws of any State or other authority; shall keep a record of all redemption checks and dividend checks returned by the postal authorities for the period of time they are PFPC of record and for any records provided by and receipt acknowledged by both parties from any prior PFPC by means of a records certification letter; otherwise PFPC is not responsible for the said records. PFPC shall maintain such records as are required for The Fund to comply with the escheat laws of any state or other authority for the period they are PFPC. The Fund will be responsible for notifying and instructing PFPC to commence the escheatment process on their behalf, for any or all states.

  2. Shareholder Services. PFPC or its agent will investigate all inquiries from Shareholders of the Fund relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between PFPC and the Fund.

  3. Mailing Communications to Shareholders; Proxy Materials; Notification of Repurchase Offer. PFPC or its agent will address and mail to Shareholders of the Fund, all communicators by the Fund to such Shareholders, including without limitation, confirmations of purchases and sales of Fund shares, monthly statements, all reports to Shareholders, dividend and distribution notices proxy material for the Fund's meetings of Shareholders and Notificatoin of Repurchase Offer pursuant to Rule 23c-3. In connection with repurchase offers by the Fund, PFPC or its Agent will prepare Shareholder lists, mail and certify as to the mailing of the notifications of repurchase offer, process and/or report on such mailing. In connection with meetings of Shareholders, PFPC or its Agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

  4.  Sales of Shares.

      (a) Issuance of Shares.   Upon receipt of a purchase order from or on
behalf of an investor for the purchase of Shares and sufficient information to enable PFPC to establish a Shareholder account (if it is a new account) and to determine which class of Shares the investor wishes to purchase, and after confirmation of receipt of payment in the form described in the Prospectus for the class of Shares involved, PFPC shall issue and credit the account of the investor or other record holder with Shares in the manner described in the Prospectus relating to such Shares and shall prepare and mail the appropriate confirmation in accordance with legal requirements.

      (b) Suspension of Sale of Shares. PFPC or its agent shall not be required to issue any Shares of the Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of PFPC or its agent to rely on such Written Instructions or official notice.

      (c) Returned Checks. In the event that any check or other order for the payment of money is returned unpaid for any reason, PFPC or its agent will:
(i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as PFPC may from time to time deem appropriate.

  5.  Redemption.

      (a) Requirements for Redemption of Shares. PFPC or its agent shall process all requests to repurchase Shares in accordance with the redemption procedures set forth in the Fund's Prospectus.

      PFPC or its agent will or redeem Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus, properly endorsed for redemption, accompanied by such documents as PFPC or its agent reasonably may deem necessary.

      PFPC or its agent reserves the right to refuse to redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine. PFPC or its agent also reserves the right to refuse to redeem Shares until it is satisfied that the requested redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which PFPC or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such redemption.

      (b)   Notice to Custodian and Fund.  When Shares are redeemed, PFPC shall, upon receipt of the instructions and documents in proper form, deliver to the Fund's Custodian and to the Fund or its designee a notification setting
forth the number of Shares to be redeemed.   Such redeemed Shares shall be
reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Fund involved and Shares attributed to individual accounts.

      (c) Payment of Redemption Proceeds.   PFPC shall, upon receipt of the
moneys paid to it by the Custodian for the redemption of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the Written Instruction received by PFPC from the Fund. It is understood that PFPC may arrange for the direct payment of redemption proceeds to Shareholders by the Fund's Custodian in accordance with such procedures and controls as are mutually agreed upon from time to time by the Fund, PFPC and the Fund's Custodian.

      PFPC shall not process or effect any redemption with respect to Shares of the Fund after receipt by PFPC of notification of the suspension of the determination of the net asset value of the Fund, provided PFPC has had a reasonable time to act on such notification.

  6.  Dividends.

      (a) Notice to Agent and Custodian. Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of the Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to PFPC or its agent a copy of a resolution of the Fund's Board of Directors certified by the Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to PFPC or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

      On or before the payment date specified in such resolution of the Board of Directors, the Custodian of the Fund will pay to PFPC sufficient cash to make payment to the shareholders of record as of such payment date.

      After deducting any amount required to be withheld by any applicable tax laws, rules and/or regulations and/or other applicable laws, PFPC shall in accordance with the instructions in proper form from a Shareholder and the provisions of the applicable dividend resolutions and Prospectus issue and credit the Account of the Shareholder with Shares, or, if the Shareholder so elects, pay such dividends or distributions in cash.

      In lieu of receiving from the Fund's Custodian and paying to Shareholders cash dividends or distributions, PFPC may arrange for the direct payment of cash dividends and distributions to Shareholders by the Fund's Custodian, in accordance with such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC and the Fund's Custodian.

      PFPC shall prepare, file with the Internal Revenue Services and other appropriate taxing authorities, and address and mail to Shareholders such returns, forms and information relating to dividends and distributions paid by the Fund as are required to be so prepared, filed and mailed by applicable laws, rules and/or resolutions. On behalf of the Fund, PFPC shall mail certain requests for Shareholders' certifications under penalties of perjury and pay on a timely basis to the appropriate Federal authorities any taxes to be withheld on dividends and distributions paid by the Fund, all as required by applicable Federal tax laws and regulations.

      (b) Insufficient Funds for Payments. If PFPC or its agent does not receive sufficient cash from the Custodian to make total dividend and/or distribution payments to all shareholders of the Fund as of the record date, PFPC or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to PFPC or its agent.

  7. Cash Management Services. Funds received by PFPC in the course of performing its services hereunder will be held in bank accounts and/or fixed income investment accounts. With respect to funds maintained in fixed income investment accounts, PFPC shall retain any interest generated or earned. With respect to funds maintained in bank accounts, PFPC shall retain any excess balance credits or excess benefits earned or generated by or associated with such bank accounts or made available by the institution at which such bank accounts are maintained after such balance credits or benefits are first applied towards banking service fees charged by such institution in connection with banking services provided on behalf of the Fund.

  8. Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the Securities and Exchange Act of 1934 (the Lost Shareholder Rules"), including, but not limited to those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform the some or all such services.

      (a) documentation of electronic search policies and procedures;
      (b) execution of required searches;
      (c) creation and mailing of confirmation letters;
      (d) taking receipt of returned verification forms;
      (e) providing confirmed address corrections in batch via electronic media;;
      (f) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
      (g) preparation and submission of data required under the Lost Shareholder Rules.

      9. Cooperation with Accountants. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable action in the performance of its obligations under its agreement with the Fund to assure that the necessary information is made available to such accountants for the expression of their opinions as such as may be required by the Fund from time to time.

      10. Other Services. In accordance with the Prospectus and such procedures and controls as are mutually agreed upon from time to time by and among the Fund, PFPC and the Fund's Custodian, PFPC shall (a) arrange for issuance of Shares obtained through (i) transfers of funds from Shareholder's accounts at financial institutions, (ii) a pre-authorized check plan, if any and
(iii) a right of accumulation, if any; (b) arrange for the exchange of Shares for shares of such other funds designated by the Fund from time to time; and (c) arrange for systematic withdrawals from the account of a Shareholder participating in a systematic withdrawal plan, if any.

      11. IMPRESSnetR Services. In addition to the services described above, PFPC shall provide the following services related to its proprietary IMPRESSNET product:

(a)  Definitions.  The following definitions are hereby incorporated into
     Agreement:

     (i) "Account Inquiry" shall mean any access to PFPC recordkeeping system via IMPRESSNetR initiated by an End-User which is not a Financial Transaction.

     (ii) "End-User" shall mean any Shareholder or Financial Planner that accesses PFPC recordkeeping system via IMPRESSNetR.

     (iii) "Financial Planner" shall mean any investment advisor, broker-dealer, financial planner or any other person authorized to act on behalf of a Shareholder.

     (iv) "Financial Transaction" shall mean purchase, redemption, exchange or any other transaction involving the movement of Shares initiated by an End-User.

     (v) "Fund Home Page" shall mean the Fund's proprietary web site on the Internet used by the Fund to provide information to its shareholders and potential shareholders.

     (vi) "IMPRESSNetR" shall mean PFPC proprietary system consisting of PFPC Secure Net Gateway and PFPC Web Transaction Engine.

     (vii) "PFPC Secure Net Gateway" shall mean the system of computer hardware and software and network established by PFPC to provide access between PFPC recordkeeping system and the Internet.

     (viii) "PFPC Web Transaction Engine" shall mean the system of computer hardware and software created and established by PFPC in order to enable Shareholders of the Fund to perform the transactions contemplated hereunder.

     (ix) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(b) Responsibilities of PFPC. In addition to the services rendered by PFPC as set forth in the Agreement, PFPC agrees to provide the following services with respect to its proprietary IMPRESSNetR product:

     (i) In accordance with the written IMPRESSNetR procedures and product functionality documentation provided to the Fund by PFPC, PFPC shall, through the use of PFPC Web Transaction Engine and Secure Net Gateway; (x) enable the Fund and End-Users to utilize the Internet to access Fund information maintained by the Fund on the Fund Home Page; and (y) enable End-Users to utilize the Internet to access PFPC System in order to perform account inquiries and transactions in Shareholder accounts.

     (ii) process the set up of personal identification numbers ("PIN") which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's;

     (iii) Installation services which shall include review and sign off on the Fund's network requirements, recommending method of linking to PFPC Web Transaction Engine, installing network hardware and software, implementing the network connectivity, and testing the network connectivity and performance;

     (iv) Maintenance and support of PFPC Secure Net Gateway and PFPC Web Transaction Engine, which includes the following:

          (x) error corrections, minor enhancements and interim upgrades to IMPRESSNetR which are made generally available by PFPC to IMPRESSNetR customers;
          (y) help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNetR.

     Maintenance and support shall not include (A) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNetR clients, as determined solely by PFPC; or
     (B) maintenance of customized features.

     (v) Maintenance and upkeep of the security infrastructure and capabilities described in the procedures and product functionality documentation.

     (vi) Prepare and forward a monthly usage reports to the Fund which shall provide the Fund with a summary of activity and functionality used by and End-Users.

(c) Responsibility of the Fund. In connection with the services provided by PFPC hereunder, the Fund shall be responsible for the following:

     (i) establishment and maintenance of the Fund Home Page on the Internet;

     (ii) services and relationships between the Fund and any third party on-line service providers to enable End-Users to access the Fund Home Page and/or PFPC System via the Internet;

     (iii) provide PFPC with access to and information regarding the Fund Home Page in order to enable PFPC to provide the services contemplated hereunder.

  12. In accordance with the following terms, PFPC shall, through is proprietary DAZL product, provide the Fund and such financial planners and investment advisors (the "FP's") which, pursuant to agreements with the Fund, distribute shares of such funds, with online access to the Fund (including Portfolios) and shareholder account information for the shareholders of the Funds or such financial planners of investment advisors.

(a) PFPC Responsibility. PFPC shall provide the Fund with the appropriate documentation and procedures (the "DAZL Documentation") to enable the Fund to properly use DAZL. In addition to and as more fully described in the DAZL Documentation, PFPC shall to run & complete data extracts after the transfer agent nightly cycles in order to provide files to the end user i.e., financial planner, or direct to firms based upon the profiles that the on-lines designate.

(b) Fund Responsibilities. In addition to and as may be more fully described in the DAZL Documentation, the Fund has responsibility (i) for setting the FSR on-lines with the appropriate data in order to feed into the DAZL extract;
     (ii) with respect to those FP's utilizing a 3rd party software vendor to access information through DAZL, ensuring the vendor provides the translation of the DAZL file to the appropriate software package formats;
     (iii) for the Fund's errors and mistakes in the use of DAZL; (iv) for the Fund's failure to use and employ DAZL in accordance with the procedures and documentation made available by PFPC; (v) for the Fund's utilization of the control procedures set forth and described in such user documentation; and
     (vi) the Fund's failure to verify promptly reports or output received through use of DAZL.